Appendix 3

Dalal Street, LLC and Dhandho Funds, LLC Code of Ethics
Effective Date: May 5, 2025

Dalal Street, LLC and Dhandho Funds, LLC CODE OF ETHICS
INTRODUCTION
The management of Dalal Street, LLC and Dhandho Funds, LLC (the “Adviser”) is committed to maintaining the highest legal and ethical standards. These values are codified in the Code of Ethics (the “Code”) included in this manual.
The Securities & Exchange Commission adopted Rule 204A-1 under the Investment Advisers Act of 1940 requiring all registered investment advisers to adopt a written code of ethics. The rule requires an adviser’s code of ethics to set forth standards of conduct and require compliance with federal securities laws. As an advisor to a mutual fund, the Adviser must also comply with Rule 17j-1 of the Investment Company Act.
Dalal Street, LLC is a registered investment adviser with the U.S. Securities and Exchange Commission under the Advisers Act. Dhandho Funds, LLC is also registered with the SEC, as a related party. Both entities are under common control and share the same supervised persons and office space. Therefore, this Code and the specific policies are for both entities, unless otherwise specified.
The Code sets out basic principles to guide the day-to-day business activities of Mohnish Pabrai (the “Managing Partner”) and other investment professionals of the Adviser (collectively, “Covered Persons”). The overall policy underlying this Code is that Covered Persons follow the highest standards of honest conduct and business ethics in all aspects of their activities on behalf of the Adviser and its Clients. In addition, all Covered Persons are expected to comply with the spirit and letter of all applicable laws, regulations and Adviser policies, and be sensitive to, and act appropriately in, situations that may give rise to actual as well as apparent conflicts of interest or violations of this Code.
This Code operates in conjunction with all other Adviser policies and procedures. This Code is not intended to cover every ethical issue that a Covered Person may confront while working for the Adviser. Covered Persons are expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this Code and with all other Adviser policies and procedures applicable to that person’s department.
All Covered Persons (including temporary employees and outside investment consultants) must familiarize themselves with the information, guidelines and procedures contained herein. Any questions regarding these issues should be directed to Kimberly Engleman, the Adviser’s Chief Compliance Officer.

TABLE OF CONTENTS

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Unless otherwise defined herein, capitalized terms used in this Code are defined in Section R below.
A.APPLICABILITY
The Code applies to each of the following:
1.The Adviser.
2.Any officer or employee of the Adviser or Affiliates of the Adviser whose job regularly involves him or her in the investment process. This includes the formulation and making of investment recommendations and decisions, the purchase and sale of securities for the Clients and the utilization of information about investment recommendations, decisions and trades. All personnel are considered Access Persons and therefore subject to the personal trade reporting requirements, hereinafter referred to as Covered Persons.
3.Any natural person who controls any of the Adviser or Affiliates of the Adviser, and who obtains information regarding the Adviser’s investment recommendations or decisions. However, a person whose control arises only as a result of his or her official position with such entity is excluded.
4.Any member, officer or person performing a similar function for the Adviser or Affiliates of the Adviser and is subject to the Adviser’s supervision.
5.Any officer or employee of the Advisor who has access to nonpublic information regarding Clients' purchase or sale of securities, access to the portfolio holdings of the Clients, is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic.
B.COMPLIANCE WITH LAWS AND REGULATIONS
The financial services industry is governed by numerous laws and regulations adopted by
U.S. federal and state governments, government agencies, regulators and other entities. The Adviser, as a participant in the financial services industry, is subject to many of these laws and regulations. Obeying both the letter and spirit of all applicable laws and regulations is critical to the Adviser’s ability to accomplish its objectives. In everything that they do on behalf of the Adviser, Covered Persons must use care not to violate any law or regulation. Each Covered Person is responsible to know, understand and follow the law and regulations that apply to his or her responsibilities on behalf of the Adviser. While no Covered Person is expected to be an expert on all applicable laws and regulations, each Covered Person is expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of the Adviser’s CCO.
C.CONFIDENTIAL INFORMATION

1.The Adviser stands in a fiduciary relationship to each of the Clients; consequently, all employees shall carry out their duties to each of the Clients with the utmost fidelity and act solely in the best interests of each Client. In this regard, the professional judgment of all Covered Persons shall be exercised free of all compromising influences and loyalties.
2.Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Clients. An employee may not induce or cause a Client to take action, or not to take action for the employee’s personal benefit, rather than for the benefit of the Client.
3.Covered Persons may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person. If a Covered Person stands to benefit materially from an investment decision for a Client, and the Covered Person is making or participating in the investment decision, then the Covered Person must disclose the potential benefit to the CCO. The CCO, in consultation with the Adviser’s outside counsel, must determine whether or not the Covered Person will be restricted in making or participating in the investment decision. This section shall not apply to circumstances under which a Covered Person benefits indirectly solely as a holder of interests in any Client from decisions it makes on behalf of such Client if the Covered Person is not selling property to or purchasing property from such Client.
4.Covered Persons shall treat all information received about investors in a Client or information relating to Client accounts with utmost confidentiality and shall not, without the prior written consent of the Client, disclose such information to any other person except as necessary to perform their duties on behalf of the Adviser or as required by law. In no case may information about a Client or any investor in a Client be used for the personal benefit of any person other than the Client or such investor, as applicable.
5.Covered Persons shall treat all personal information received from employees with utmost confidentiality and shall not, without the prior written consent of the employee, disclose such information to any other person except as required to perform Adviser business or as required by law. In no case may information about an employee be used for the personal benefit of any person other than the employee.
6.Receipt or disbursement of investment opportunities, perquisites, or gifts from persons seeking business with a Client may be deemed to impair the impartiality of a Covered Person and therefore anything over the value of $250 should be reported to the CCO. The CCO shall determine whether any such activities of which he is aware have resulted in an impairment of a Covered Person’s impartiality. Records of such determination as well as a log of all gifts reported shall be maintained.
Gifts and entertainment from broker-dealers exclusively executing purchases or sales for mutual funds advised by Adviser is prohibited.
D.PERSONAL SECURITIES TRANSACTIONS

The Firm maintains a Restricted Stock List for all securities owned by the Clients. This list will be distributed to all Covered Persons after each update.

All personal Securities Transactions of the Managing Partner are subject to pre-approval by the CCO or the CCO's designee. If the Managing Partner's transactions involve securities on the Restricted Stock List, then his transactions can only occur after the Clients have traded. There is a quarterly post trade monitoring process. Any securities traded that were not pre-approved will be flagged as an exception.

With regards to the Securities Transactions of all other Covered Persons, they are not subject to pre-approval unless they involved securities on the Restricted Stock List or initial public offerings or private placements. That pre-approval may be obtained directly from the CCO or the CCO's designee or the Managing Partner. Pre-approval for Securities Transactions on the Restricted Stock List may also come in the form of the Managing Partner allowing an “open window” at his discretion for specific stocks listed on the Restricted Stock List. During this “open window”, a Covered Person may freely trade the designated stock. Trading of any stock on the Restricted Stock List will not be allowed unless the designated stock is traded during the “open window”.

No Covered Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Clients:
1.employ any device, scheme or artifice to defraud the Clients;
2.make to the Adviser or Clients any untrue statement of a material fact or omit to the Adviser or Clients a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;
3.engage in any act, practice or course of business that would operate as a fraud or deceit upon the Adviser or the Clients;
4.engage in any manipulative practice with respect to the Adviser or Clients;
5.trade while in possession of material non-public information for personal or Client investment accounts, or disclosing such information to others in or outside the Adviser who have no need for this information; or
6.buy or sell securities while in possession of material non-public information or communicate such information to a third party who buys or sells securities. A violation of this sub-paragraph 6 constitutes a violation of federal securities laws.
E.REPORTING AND ADDITIONAL COMPLIANCE PROCEDURES
1.List of Personal Accounts
Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file a personal account report and annually thereafter, containing the following information:

•The name and account number for each brokerage account (and any other type of account which is eligible to hold reportable securities) in which the Access Person has beneficial ownership.

•To determine whether quarterly transactions reports are required for each account listed, the Access Persons will indicate whether or not the account holds reportable securities, is part of a reinvestment plan, or if the Access Person has direct or indirect influence or control over the account.
2.Initial Holdings Report
Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

•The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;
•The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (including but not limited to reportable securities) were held for the direct or indirect benefit of the Access Person; and
•The date that the report is submitted by the Access Person.
•Statements for all brokerage accounts

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

3.Annual Holdings Report
Every Access Person shall, by January 30th of each year, file an annual holdings report as of December 31st of the previous calendar year containing the same information required in the initial holdings report as described above.

4.Quarterly Transaction Reports
Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information with respect to any transaction during the quarter in a reportable security in which the Supervised Persons had any direct or indirect beneficial ownership:
•The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the reportable security at which the transaction was effected;
•The name of the broker, dealer or bank with or through whom the transaction was effected; and
•The date the report is submitted by the Access Person.
•Statements for all brokerage accounts which include the above details must be provided, along with a summary page of the transactions.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
•The name of the broker, dealer or bank with whom the Access Person established the account;
•The date the account was established; and
•The date that the report is submitted by the Access Person.

5.Exempt Transactions
An Access Person need not submit a report with respect to:
•Transactions effected for securities held in any account over which the person has no direct or indirect influence or control;
•Transactions effected pursuant to an automatic investment plan;
•A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that the Adviser holds in its records so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.
6.Brokerage Statements
Access persons should provide their brokerage statements directly to the CCO along with the quarterly and/or annual reports identified above. If any of the information required by this policy is not included on the brokerage statement, the Access Person will be responsible for providing the additional information in the time required.

All Access Persons must certify quarterly and annually in writing that the duplicate confirmations and statements reflect all reportable transaction activity and holdings, respectively, by the Access Person during the period and that any new brokerage accounts have been disclosed.

7.Monitoring and Review of Personal Securities Transactions
The CCO or designee will monitor and review all reports required under the Code for compliance with the Adviser’s policies regarding personal securities transactions and applicable SEC rules and regulations. Any transactions for any accounts of the CCO will be reviewed and approved by another designated supervisory person. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.

8.Reports to Affiliated Mutual Funds
On a periodic basis, but not less than annually, the Chief Compliance Officer shall prepare a written report to the Trust CCO and board of trustees or directors of each Affiliated Mutual Fund setting forth the following:

1.A description of any issues arising under the Code which relate to the Affiliated Mutual Fund since the last report to the Affiliated Mutual Fund chief compliance officer and board of trustees including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations;

2.A certification on behalf of Adviser that Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

3.A summary of existing procedures concerning personal investing and any changes in procedures made during the past year.

F.EXCEPTIONS
The CCO reserves the right to make, on a case-by-case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the CCO.
G.PROHIBITIONS ON INSIDER TRADING
The Insider Trading and Securities Fraud Enforcement Act of 1988 imposes severe criminal and civil penalties upon persons who trade while in possession of “inside information” or who communicate such information to others in connection with a Securities Transaction. Any potential incidents of insider trading must be escalated to the Chief Compliance Officer for review.
1.What Constitutes Insider Trading
“Inside information” is defined as material non-public information about an issuer or security. Such information typically originates from an “insider” of the issuer, such as an officer, director, or controlling shareholder.1 However, insider trading prohibitions also extend to trading while in possession of certain “market information.” “Market information” is material non-public information that affects the market for an issuer’s securities but that comes from sources outside the issuer. A typical example of market information is knowledge of an impending tender offer.
In order to assess whether a particular situation runs afoul of the prohibition against insider trading, keep in mind the following:
Information is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Among the types of information that should be deemed to be material is information relating to:
(a)increases or decreases in dividends;

1 Certain outsiders who work for the corporation such as investment bankers, lawyers or accountants can also be deemed to be “insiders” under some circumstances.

(b)declarations of stock splits and stock dividends;
(c)financial announcements including periodic results and forecasts, especially earnings releases and estimates of earnings;
(d)changes in previously disclosed financial information;
(e)mergers, acquisitions or takeovers;
(f)proposed issuances of new securities;
(g)significant changes in operation;
(h)significant increases or declines in backlog orders or the award or loss of a significant contract;
(i)significant new products to be introduced or significant discoveries of oil and gas, minerals or the like;
(j)extraordinary borrowings;
(k)major litigation (civil or criminal);
(l)financial liquidity problems;
(m)significant changes in management;
(n)the purchase or sale of substantial assets; and
(o)significant regulatory actions.
Information is considered “non-public” if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group. Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules.
In the past, information has been deemed to be publicly disclosed if it was given to the Dow Jones Broad Tape, Reuters Financial Report, the Associated Press, United Press International, or one or more newspapers of general circulation in the New York City area.
On the other hand, public dissemination is not accomplished by disclosure to a select group of analysts, broker-dealers and market makers, or via a telephone call- in service for investors. Note that there also is authority that disclosure to Standard and Poor’s and Moody’s alone may not suffice.

The selective disclosure of material non-public information by corporate insiders may lead to violations by an outsider of §10(b) of the Securities Exchange Act of 1934 and Rule 10(b)(5) thereunder under the following conditions:

•the insider intentionally breached a duty of confidentiality owed to the issuer’s shareholders;
•the insider received some personal benefit from this breach, either by way of pecuniary gain or a reputational benefit that could translate into future earnings;
•the outsider knew or should have known that the insider breached a duty by disclosing the information; and
•the outsider acts with scienter -- i.e., a mental state showing an intent to deceive, manipulate or defraud.
An outsider might also run afoul of the prohibition against insider trading under a “misappropriation” theory. This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer’s shareholders. An example of this would be a newspaper reporter who misappropriates information he has received in the course of his job writing articles for his employer, and then trades before that information becomes public. Another example would be an employee of an investment adviser who trades while in possession of material, non-public information he learns in the course of his advisory duties.
Before executing any trade for yourself or others, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:
•Report the information and proposed trade immediately to the Chief Compliance Officer.
•Do not purchase or sell the securities on behalf of yourself or others.
•Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.
After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.
You should consult with the Chief Compliance Officer before taking any action.
H.CONFLICTS OF INTEREST
Covered Persons must act in the best interests of the Adviser. A “conflict of interest” may occur when a person’s personal interests interfere with, or appear to interfere with, the interests of the Adviser, its members or a Client. Similarly, a conflict of interest may also occur when a person’s personal interests interfere with that person’s ability to objectively and effectively perform his or her services for the Adviser. The overarching conflicts of interest principle is that the personal interests of a Covered Person must not be placed improperly before the interests of the Adviser, its members or a Client. In adhering to this principle, Covered Persons:
•may not use personal influence or personal relationships improperly to influence financial reporting by the Adviser;
•may not improperly cause the Adviser to take action, or fail to take action, for the personal benefit of the Covered Person rather than for the benefit of the Adviser;
•may not improperly use their positions with the Adviser, or information that belongs to the Adviser or any Client, for personal gain;
•may not bind the Adviser to any agreement or arrangement with an entity in which the Covered Person, directly or through family members, has any material economic interest;
•must disclose to the CCO any situation of which they become aware in which the Adviser is entering into an arrangement or agreement with an entity in which the Covered Person, directly or through family members, has any material economic interest; and
•should avoid any activities, interests or associations outside the Adviser that could impair their ability to perform their work for the Adviser objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of the Adviser.
Although it is not possible to foresee every potential conflict of interest that may arise, Covered Persons must be sensitive to actual or potential conflicts and bring them to the attention of management of their department, and management should solicit the advice of the CCO when confronted with the conflict of interest issues. Wherever possible, situations in which a conflict of interest exists, or appears to exist, should be avoided. Where conflicts of interest cannot be avoided, they must be disclosed to management and handled in an ethical way as to avoid any perception of impropriety.
I.GENERAL BUSINESS PRACTICES
1.No employee shall, directly or indirectly, authorize or pay any rebate, bonus, fee or other consideration, to any person for business sought or procured or to any official of any governmental or regulatory body.
2.No employee shall be a director, officer, employee or agent of any company or person supplying goods or services to any client of the Adviser, nor shall any employee own or hold any Securities issued by any such company in excess of one percent (1%) of its outstanding shares except as permitted by the CCO or otherwise in accordance with this Code.

3.The Managing Partner shall not commence service on the board of directors of a publicly held company or any company in which the Adviser has an interest without prior written authorization from the CCO based upon a determination the board service would not be inconsistent with the interests of the Adviser. As it pertains to the Pabrai Wagons Fund, Covered Persons who are investment professionals to the Pabrai Wagons Fund shall not serve as a director or member of an advisory board of a company that is held as an investment in the Pabrai Wagons Fund. Further, the Adviser to the Pabrai Wagons Fund may not invest the assets of the Pabrai Wagons Fund in a company where a Covered Person of the Adviser who is an investment professional currently serves as a director or member of an advisory board of such company.
4.Covered Persons must pre-clear with the CCO all outside business activity who will determine whether permissible and if further disclosures to clients are warranted. Covered Persons are prohibited from serving on the board of a company held within the Mutual Fund.
5.Employees will, in the course of their employment, receive confidential information, including the recommendations and investment advice developed for a Client, which is proprietary to the Adviser. No employee shall disclose any such confidential or proprietary information except in the course of regular performance of such employee’s duties.
6.No employee shall render investment advice for compensation to any person other than a client of the Adviser and then only in the normal course of the performance of his or her duties as an employee of the Adviser without the written approval of the CCO.
7.No employee shall take any action inconsistent with the maintenance and retention of books, records and accounts which accurately and fairly reflect financial transactions undertaken on behalf of the Adviser or a client. No employee shall intentionally make or cause to be made any materially false or misleading entry or record in the books, records or accounts of the Adviser or a client. In all cases, except upon the written authorization of the CCO, all transactions, whether for the Adviser or a client, shall be executed and recorded in accordance with established procedures, which are designed to comply with applicable law. (See Section 8 of the Compliance Manual for information regarding the Adviser’s recordkeeping obligations.)
8.Covered Persons shall be entitled to engage in customary social activities (meals, attendance at sporting events, etc.) with or as provided by investors in the Clients and/or service providers to the Clients. However, the CCO must be informed of any such social activities. The reporting requirement for bona fide dining or bona fide entertainment is $1,000 per person if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with the Client. The CCO shall determine, in consultation with counsel if he wishes, whether any such activities of which he is aware have resulted in an impairment of a Covered Person’s impartiality. Records of such determination shall be maintained in accordance with the Adviser’s Compliance Manual.

9.No Covered Person or the Adviser shall make contributions to the political campaigns affiliated with Clients. Nor shall Covered Persons or the Adviser respond to other solicitations that are likely to influence future business of the Adviser. The Adviser does not currently have any government clients. In the event the Firm plans to work with government clients a formal pay to play policy will be adopted and the CCO will conduct a two year look back on potential contributions.
10.No Covered Person shall take or receive, directly or indirectly, any share in the profits (whether by income, appreciation, or otherwise) or losses of any Client account, except when and in the manner permitted by the organizational and offering documents of such Client.
11.No Covered Person shall accept any orders or directions with respect to a Client’s account from any non-Client source without the prior written authorization of the Client’s management.
12.No Covered Person shall warrant or guarantee the present or future value or price of, or return on, any Securities, or that any Adviser or issuer will fulfill its representations, promises or obligations.
13.No Covered Person shall agree to purchase any security from a Client’s account for the Covered Person’s account, the Adviser’s account or any other person’s account.
14.No Covered Person shall act, or agree to act as the personal custodian, trustee, personal representative or other fiduciary for a Client or with respect to the securities, clients or other property of a Client, unless expressly permitted by the Adviser.
15.No Covered Person shall lend or borrow money or securities to or from a Client or a Client’s account.
16.No Covered Person shall accept or hold in his individual name discretionary authority or a discretionary power of attorney for a Client or a Client’s account.
17.No Covered Person may take personal advantage of any opportunity properly belonging to any Client.
18.No Covered Person may engage in any Securities Transaction intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.
J.FAIR DEALING
It is the Adviser’s policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly and honestly. The Adviser seeks to succeed through superior performance, service, diligence, effort and knowledge, not through unfair advantage. To this end, the Adviser is committed to dealing fairly with the Clients, their investors, vendors, competitors and employees. No Covered Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information or misrepresentation of material fact.

K.SAFEGUARDING ASSETS AND PROPERTY
The Adviser’s assets and properties represent a key portion of the Adviser’s value as an enterprise and are very important to the Adviser’s ability to conduct its business. The Adviser’s assets and properties include both physical assets such as cash, securities, physical property and equipment and intangible assets such as business strategies and plans, intellectual property, services and products, Client portfolio and/or its trading activities. Each Covered Person is responsible for safeguarding the Adviser’s assets and properties that are under his or her control. Theft of, or fraudulently obtaining Adviser assets or property, is misappropriation of Adviser assets or property and should be reported to the Adviser’s management or CCO immediately for investigation. Furthermore, except where permitted by the Adviser, Covered Persons should not use Adviser assets for their personal benefit. In addition to protecting the Adviser’s assets and property from theft or misuse, Covered Persons should be careful not to needlessly waste any Adviser asset or property.
As part of its business, the Adviser routinely comes into possession of property of Clients, vendors and other third parties. It is vitally important to the Adviser’s business and reputation that all client property that comes into the Adviser’s possession is protected and maintained. Each Covered Person is responsible for safeguarding the properties, belonging to Clients, vendors and other third parties, that are under his or her control. Each Covered Person is prohibited from disclosing non-public information with respect to a Client’s portfolio and/or its trading activities.
L.ACCURACY OF BOOKS AND RECORDS
The Adviser is a registered investment adviser with the Securities and Exchange Commission (the “SEC”). As such, the Adviser is subject to numerous regulations regarding its books and business records. These regulations require that the Adviser maintain accurate and complete business records, books and data that reflect in a timely manner every business transaction involving the Adviser. Each Covered Person is responsible to ensure the accuracy and completeness of any business information, reports and records under his or her control. No Covered Person may intentionally make false or misleading entries in any of the Adviser’s books and records.
M.ACCURATE PUBLIC DISCLOSURE AND REPORTING
There are a number of laws and regulations that require companies that are a federally registered adviser to communicate and report accurate and honest information to their owners, clients and regulators. It is imperative that the Adviser refrain from fraudulent or misleading public reporting, which could cause severe damage to the reputation of the Adviser and its members, and could result in civil and criminal penalties to the Adviser, its members, the individuals involved and/or all parties. Therefore each Covered Person who is involved in the preparation or review of materials that are disseminated to the public must use caution to ensure that the information in the materials is truthful and accurate in all material respects. No Covered Person may knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Adviser and its members in communications with the public. If a Covered Person becomes aware of any materially inaccurate or misleading statement in a public communication from the Adviser, he or she should report it immediately to the CCO.
N.TREATMENT OF OTHERS
Covered Persons must treat all persons with whom they come into contact, including other employees, Clients and suppliers, fairly and with respect. Each employee should be able to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Adviser expects that all relationships among persons in the workplace will be professional and free of bias, harassment or violence. Covered Persons who violate laws or Adviser policies requiring fairness and respectful treatment of others are subject to disciplinary action by the Adviser and, potentially, civil or criminal liability.
The Adviser is committed to the diversity of its workplace in order to help achieve growth and success for the organization. The Adviser strives to provide an environment that promotes respect, integrity, teamwork, achievement and acceptance, regardless of race, gender, age, national origin, or any other factor that makes people unique. While all representatives of the Adviser share the common goal of responsiveness to Clients and each other, at the same time they should embrace and value the differences in employees.
O.COMPLIANCE WITH THE CODE OF ETHICS
1.Code of Ethics Review
Each Covered Person is required to ensure his or her own compliance with this Code. Covered Persons are expected to use good judgment in recognizing situations where a violation of this Code may occur and ensuring that no violation occurs. In situations where it is unclear whether this Code applies, Covered Persons are expected to ask questions of the Adviser’s CCO.
a.Reporting of Violations. All violations of the Code must be promptly reported to the CCO. There will be no retaliation against a Supervised Person for reporting violations. In addition, the Adviser does not restrict Covered Persons from reporting violations to the Securities and Exchange Commission.
b.Investigating Violations of the Code. The CCO is responsible for investigating any suspected violation of the Code. The CCO will log all violations, including resolutions.
c.Annual Review. The CCO will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code.
2.Exceptions to the Code

Although exceptions to the Code will rarely, if ever, be granted, the CCO may grant exceptions to the requirements of the Code on a case-by-case basis, if the CCO finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Managing Partner, or his designee(s).
3.Compliance Certification
Upon becoming a Covered Person, each Covered Person will be provided with a copy of the code along with any amendments. The Covered Person is required to certify, in writing, that he or she has read and understands the Code and will comply with its requirements (Exhibit A). Annually thereafter or in the case of any material amendments to the Code, all Covered Persons are required to certify, in writing, that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code (Exhibit A).
4.Disciplinary History
Upon becoming associated with the Adviser, every Covered Person shall be obligated to provide the CCO with information regarding his or her disciplinary history. Employees also shall be obligated to keep this information up-to-date at all times and to report promptly to the CCO any disciplinary actions or investment related litigation or arbitrations to which they might become subject.
No officer, manager or employee of the Adviser may retaliate in any fashion against any Covered Person who reports a suspected or actual violation of this Code in good faith.
P.RECORDKEEPING
The Adviser is required under 204-2(a)(12) to keep copies of their codes of ethics, records of violations of the Code and actions taken as a result of the violations, and copies of employees written acknowledgement of receipt of the Code.
Q.FORM ADV PART 2A DISCLOSURE
The Adviser is required to describe this Code to investors in the Funds and separately managed clients in Part 2A of its Form ADV and, upon request, to furnish such persons with a copy of this Code.
R.DEFINITIONS
When used in this Code, the following terms have the meanings set forth below:
“Access Person” is a Supervised Person who has access to nonpublic information regarding any clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

“Affiliates of the Adviser” means any entity controlled by, or under common control with, the Adviser.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.
A person is deemed to have a Beneficial Interest in the following:
1.any Security owned individually by the person;
2.any Security owned jointly by the person with others (for example, joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations); and
3.any Security in which a member of the person’s Immediate Family has a Beneficial Interest if:
(a)the Security is held in an account over which the member of such person’s Immediate Family has decision making authority (for example, the person acts as trustee, executor, or guardian); or
(b)the Security is held in an account for which the member of such person’s Immediate Family acts as a broker or investment adviser representative.
In addition, a person is presumed to have a Beneficial Interest in any Security in which a member of the person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the person. This presumption may be rebutted if the person is able to provide the CCO with satisfactory assurances that the person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security.
Any uncertainty as to whether any person has a Beneficial Interest in a Security should be brought to the CCO’s attention. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a- 1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.
“CCO” means the Chief Compliance Officer of the Adviser required by Rule 204A-1 of the Investment Advisers Act of 1940, or his or her Designee. Initially, the CCO shall mean Fahad Missmar or his Designee.
“Client” means any Fund or separately managed account of the Adviser.
“Code” means this Code of Ethics, as in effect from time to time.
“Designee” means the designee of the CCO or Managing Partner as appointed from time to time by the CCO or Managing Partner in writing.
“Fund” means any collective investment vehicle for which the Adviser provides investment advisory services and shall include the investors in such Funds when the context requires.

“Immediate Family” of an employee means any of the following persons and also includes adoptive relationships:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds;
(iv) Transactions and holdings in shares of other types of open-end registered mutual funds and open-end Exchange Traded Funds (ETFs), unless the Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless the Adviser or a control affiliate, acts as the investment adviser or principal underwriter for the fund.
“Securities Transaction” means a purchase or sale of Securities in which a person has or acquires a Beneficial Interest.
“Supervised Person” means directors, officers and partners of the Adviser (or other persons occupying a similar status or performing similar functions); employees of the Adviser; and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

S.EXHIBITS TO THE CODE
The Exhibits to the Code are attached to and are a part of the Code. The Exhibits include the following:

Exhibit A    Annual Certification of Code of Ethics

EXHIBIT A
ANNUAL CERTIFICATION OF CODE OF ETHICS
A.Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Code of Ethics of Dalal Street, LLC and Dhandho Funds, LLC.
B.I (a Covered Person) hereby certify that I have read and understood the Code of Ethics dated May 5, 2025 and that I am subject to its provisions. In addition, I hereby certify that I have complied with the requirements of the Code of Ethics and that I have disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics;
C.Within the last ten years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self- regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;
D.I have not within the last ten (10) years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and
E.I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.
F.I have not used any personal email accounts for emails relating to the Advisor's business.
G.I have not used text or private messaging applications (including WhatsApp, LinkedIn, or similar applications) with clients or third parties for substantive business purposes, or if I have used these channels for substantive business purposes, I have screenshot the messages and sent them to my work e-mail with the subject line “off channel” to be archived.

Signed:      Print Name:          Date: